                                                                      Exh. 10.21


                PATENT LICENSE AND MATERIAL TRANSFER AGREEMENT


This Agreement is made by and between Cambridge University Technical Services Ltd at The Old Schools, Trinity Lane, Cambridge, Great Britain CB2 TS, hereinafter referred to as "University", and Applied Imaging Corporation, a Delaware corporation, having its office and principal place of business at 2380 Walsh Avenue, Building B, Santa Clara, California 95051 United States of America, hereinafter referred to as "Licensee".

Witnesseth:

Whereas, University owns certain Patent Rights related to the Licensed Subject Matter listed in Attachment A;

Whereas, University also owns Technology and Tangible Technical Materials related to the Licensed Subject Matter, namely Assays to Detect and Analyze Chromosomal Aberrations in various species using labeled DNA from a related species as a set of probes, covered by British Patent Application No. 9704054.7.

Whereas, University wishes to have the technical information covered by the Patent Rights and/or included in the Technology and Tangible Technical Materials developed and used;

Whereas, Licensee wishes to obtain an exclusive license under such Patent Rights, Technology, and Tangible Technical Materials to practice such invention; and

Whereas, Licensee wishes University to produce and supply Tangible Technical Materials to Licensee.



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Now, therefore, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

1.   EFFECTIVE DATE

This Agreement shall be effective as of the date of execution (Effective Date).


2.   DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated.

     2.1 Licensed Subject Matter shall mean Licensed Patent Product, Patent Rights, Technology, and Tangible Technical Materials in the field of in vitro diagnostic assays, using labeled nucleic acid probes.

     2.2 Patent Rights shall mean those worldwide prospective or existing patent applications and/or worldwide prospective or existing letters patents, including any division, continuation, continuation-in-part, provisional, reissue, or extension thereof, or substitute therefor of the current patent applications listed in Attachment A, which are owned, assigned, or by right of contact or law assignable to University. Attachment A shall be amended from time to time to include any additional patents or patent applications not previously listed.

     2.3 Technology shall mean, any existing or future invention, discovery, know-how, process, procedure, method, protocol, formula, technique, software, design, drawing, data or other valuable technical information of University's relating to Patent Rights and Tangible Technical Materials in the field of in vitro diagnostic assays, using labeled nucleic acid probes.
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                                                                    Page 3 of 22

     2.4 Tangible Technical Materials shall mean University's existing or future labeled DNA probes from one vertebrate species which are used to detect chromosomal aberrations in another vertebrate species as described in the Patent Rights.

     2.5 Affiliate shall mean, with respect to either party, any corporation, university, or other business or legal entity either directly or indirectly controlling, controlled by, or under common control with such party. Control shall mean possession of the power to direct or cause the direction of the management and policies of any entity, whether through ownership of voting stock, by contract, or otherwise. In the case of a corporation, control shall mean the direct or indirect ownership of equal to or more than fifty percent (50%) of the outstanding voting stock.

     2.6 Licensed Patent Product shall mean all current and future products the manufacture, use, importation, offer to sell, or sale of which is covered by one or more claims of the Patent Rights, so long as the related patent claims have not been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

     2.7 Net Sales shall mean the actual gross invoice price of Licensed Patent Product sold by Licensee, its Affiliates and sublicensees to third party customers less, to the extent included therein, the total of (i) ordinary and customary trade discounts; (ii) sales and excise taxes, and other similar taxes, such as Value Added Taxes (VAT), customs duty and compulsory payments to governmental authorities actually paid or deducted and related to the sale; and
(iii) credits given to customers for rejects or returns of License Patent
Product.

     2.8 For Licensed Patent Products sold in combination with other products, "Combination Product", Net Sales of the License Patent Product shall be calculated by multiplying Net Sales of the Combination Product by the fraction A/(B) wherein A is the sales price of the Licensed Patent Product when sold separately and B is the total sales price of the Combination Product. If the Licensed Patent Product is not sold separately, then cost of
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                                                                    Page 4 of 22

production for each component shall be substituted for sales price in the above formula.

     2.9 One "test" is sufficient to do one (1) in situ hybridization on a 22 mm x 22 mm cover slip.


3.   GRANT

     3.1 University hereby grants to Licensee and its Affiliates a worldwide exclusive license under its Patent Rights, Technology, and Tangible Technical Materials to make, have made, import, use, offer to sell, or sell Licensed Subject Matter during the Term of this Agreement. University shall transfer Technology and Tangible Technical Materials to Licensee upon the Effective Date of this Agreement.

     3.2 Licensee shall have the right to grant sublicenses consistent with this Agreement, provided that Licensee shall be responsible for the operations of its sublicensees relevant to this Agreement as if such operations were carried out by Licensee, including payment of royalties, whether or not paid to Licensee by the sublicensee.

     3.3 Licensee shall have the Right to enter into crosslicense agreements with third parties in which Licensee grants the third party a sublicense consistent with this agreement.

     3.4 University and the University of Cambridge reserve the right to practice and use Patent Rights, Technology, and/or other Tangible Technical Materials for their own non-commercial research purposes, but for no other use.
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                                                                    Page 5 of 22

4.   COMPENSATION

     4.1 Within thirty (30) days of the execution of this Agreement, Licensee shall pay University [ * ] of which having already been paid by Licensee to University.

     4.2 Licensee shall pay a royalty of [ * ] of Net Sales of Licensed Patent Products sold in any country in which a patent has been issued or granted within the Patent Rights, wherein a claim or claims of the issued patent covers the manufacture, use, import, or sale of Licensed Patent Products.

     4.3 Licensee shall pay a royalty of [ * ] of Net Sales of Licensed Patent Products sold in any country in which a patent application is pending, wherein a pending claim or claims of the application covers the manufacture, use, import, or sale of Licensed Products.

     4.4 Licensee shall pay a minimum annual royalty of [ * ]. The minimum annual royalty shall be paid in annual installments beginning on January 1, 1998, and payable thereafter on each anniversary thereof during the term of this Agreement. This minimum annual royalty shall be non-refundable but shall be creditable against earned royalties in any calendar year until the entire credit is exhausted.

     4.5 Licensee shall pay a royalty of [ * ] of Net Sales of Licensed Patent Products sold in any country wherein no patent has issued or is pending until a competitive product is sold by a third party. Licensee shall notify University of the sale of the third-party competitive product and all royalty payments due in that country under this Section 4.5 shall immediately cease.

     4.6 No royalties shall be paid on the sale of a Licensed Patent Product in a country after the Patent Rights covering such Licensed Patent Product have expired. Upon Licensee's



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final royalty payment due in a country, Licensee shall be deemed to have a full paid-up irrevocable license.

     4.7 No royalties shall be due upon the sales of Licensed Patent Products to and between Licensee and/or it Affiliates, or between Licensee, its Affiliates, and/or sublicensees.

     4.8 If more than one royalty or royalty rate should be applicable to any transaction, only a single royalty shall be due and that royalty shall be computed at the highest applicable royalty rate. Only a single royalty shall be paid on sales of Licensed Patent Products no matter how many patent claims or Patent Rights cover such Licensed Patent Products.

     4.9 Licensee shall pay to University the royalties set forth in this Agreement within sixty (60) days after the end of each calendar quarter, along with a report identifying the Licensed Patent Products, the Net Sales, and the computation of the royalties payable to University. If no royalties are due, it shall be so reported.

     4.10  Royalties due on Net Sales of Licensed Patent Products shall be in
US Dollars, and, unless otherwise agreed in writing, shall be made by wire transfer to such United Kingdom bank as University shall designate in writing. The payment shall be made without set-off, and free and clear of, and without any deduction or withholding for, or on account of, any taxes, duties, levies, imposts, fees or charges. Royalties due on Net Sales of Licensed Patent Products made in currency other than US Dollars shall first be calculated in the foreign currency and then converted to US Dollars on the basis of the rate of exchange in effect on the last business day of the quarterly period for which royalties are due as published in The Wall Street Journal. if no rate is published therein, the conversion shall be based upon that prevailing at Chase Manhattan Bank. If restrictions on the transfer of currency exist in any country such as to prevent Licensee from making payments in US Dollars, Licensee shall make the royalty payment due upon Net Sales in such country in local currency and shall deposit such payments in a local bank or other depository designated by University in writing.
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     4.11   During the Term of this Agreement and for three (3) years
thereafter, Licensee shall keep complete and accurate records of its and its sublicensee's Net Sales of Licensed Patent Products under the license granted in this Agreement in sufficient detail to enable the royalties to be determined. Upon thirty (30)-days' written notice, Licensee shall permit University, or its representatives, at University's expense, to examine Licensee's books, ledgers, and records covering Net Sales of Licensed Patent Products during regular business hours for the purpose of verifying, and to the extent necessary to verify, any report required under this Agreement. Such examination shall be limited to a period of time no more than three (3) fiscal years immediately preceding the request for examination. Information received by the University or its representatives shall be considered Licensee's Confidential Information and subject to the Confidentiality Section below.

     4.12 If a third party obtains, by order, decree or grant from a governmental authority in any country, a compulsory license authorizing such third party to make, have made, use, import, or sell Licensed Subject Matter, Licensee's obligations to pay royalties with respect to Net Sales of Licensed Patent Products in that country shall be equal to and no more than the royalty rate payable to Licensee or Licensor by said third party, during the effective period of such compulsory license.


5.   CONFIDENTIALITY

     5.1 Except as is necessary in Licensee's discretion for the development and/or commercialization of the Licensed Subject Matter, Licensee shall not disclose information regarding the format of any Tangible Technical Materials nor convey them nor disclose Technology to third parties without the express written consent of University during the Term of this Agreement and for a period of three (3) years thereafter, except to the extent that such Tangible Technical Materials or Technology:

     (a) is part of the public domain at the time of its disclosure to Licensee or later becomes part of the public domain through no fault of Licensee;

     (b)   was in the possession of Licensee prior to receipt from University;

     (c) is received from a third party having no obligations of confidentiality to University; or

     (d) is necessary to enforce, or resolve a dispute under, this Agreement; or is advisable or necessary to comply with any applicable local, state, federal, or international regulation or law.

     5.2 University shall not disclose information concerning Licensee's business or products relating to the Licensed Subject Matter (Licensee's Confidential Information) during the Term of this Agreement and for a period of three (3) years thereafter, except to the extent that such Licensee's Confidential Information:

     (a) is part of the public domain at the time of its disclosure to University or later becomes part of the public domain through no fault of University;

     (b)   was in the possession of University prior to receipt from Licensee;

     (c) is received from a third party having no obligations of confidentiality to Licensee; or

     (d) is necessary to enforce, or resolve a dispute under, this Agreement; or is advisable or necessary to comply with any applicable local, state, federal, or international regulation or law.

     5.3 These confidentiality provisions shall survive termination or expiration of this Agreement.

6.   PRODUCT DEVELOPMENT

     6.1 Licensee shall be free to establish any technical, pre-clinical, and/or clinical program, at its expense, for the purposes of developing and/or marketing Licensed Subject Matter. Licensee shall own all resulting data and all rights arising therefrom.

     6.2 University shall supply such assistance, consultation, documents or information within its possession relating to the Licensed Subject Matter upon written request of Licensee, and at no cost to Licensee.


7.   DILIGENCE

     7.1 Licensee agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and/or sale of Licensed Patent Products.


8.   PATENTS

     8.1 Licensee shall take all reasonable and necessary steps, and pay all necessary expenses, to obtain and maintain worldwide patent protection for Patent Rights. The filing, prosecution, and maintenance of Patent Rights shall be the primary responsibility of Licensee; provided however, that University shall have the right to review and comment on the prosecution patent counsel, and strategy concerning Patent Rights, which review and comment Licensee shall consider. The parties shall discuss the country list for the filing of any additional patent applications within Patent Rights.

     8.2 Licensee shall not finally abandon any Patent Rights without the written consent of University, which consent shall not be unreasonably withheld. University shall have the right,
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                                                                   Page 10 of 22

but not the obligation, to assume prosecution of any Patent Right which Licensee intends to abandon or fail to maintain.

     8.3 University and Licensee agree, at Licensee's cost, to cooperate fully with the other in the preparation and prosecution of Patent Rights.

     8.4 Licensee agrees to mark the Licensed Patent Products with the proper legend concerning patent coverage, in accordance with the laws of each respective country.


9.   SUPPLY OF TANGIBLE TECHNICAL MATERIALS

     9.1 University shall make best efforts to procure the supply to Licensee [ * ] initial prototype tests containing Tangible Technical Materials for Licensee's evaluation. Licensee shall pay University [ * ] for each prototype test supplied and no additional royalty or payment shall be owed by Licensee for these prototype tests. University shall make best efforts to ship these prototype tests within thirty (30) days of the Effective Date of this Agreement and Licensee shall have thirty (30) days in which to accept or reject the prototype tests. If Licensee rejects any or all of the prototype tests, University agrees to make best efforts to replace them within thirty
(30) days. For those prototype tests accepted by Licensee, Licensee shall pay the designated amount per prototype test within thirty (30) days.

     9.2 The prototype tests shall be evaluated by Licensee at its sole discretion and based upon acceptance criteria set solely by Licensee.



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     9.3   Licensee shall bear full responsibility to obtain and pay for all licenses and/or clearances related to the manufacture, use, export, and/or sale of the prototype tests, including the Tangible Technical Materials and other prototype test components.

     9.4 Full title to the prototype tests and risk of loss shall pass to Licensee at the point of receipt (FOB receiving point). Licensee shall have no further obligation to University except as noted above. University shall be responsible for any loss, or damage to, the prototype tests which occurs in transit. Also, University shall pay all freight and handling charges, as well as any other charges or non-VAT taxes relating to the supply and shipment of the prototype tests.

     9.5 University shall make best efforts to fully and adequately inform Licensee, in writing, prior to the shipment of any and all safety, health, and environmental hazards associated with the manufacture, receipt, use, and/or storage of the prototype tests. University also shall make best efforts to fully and adequately inform Licensee, in writing, of the prototype test's contents as well as the proper storage, handling, and use procedures for the prototype tests and shall render reasonable technical assistance as requested by Licensee, at no cost to Licensee.

     9.6 For commercial tests subsequently supplied by the University to Licensee, at Licensee's written request, Licensee shall pay [ * ] for each commercial test supplied in addition to the royalty owed by Licensee for these commercial tests. It is understood that Licensee shall not be obligated to order any commercial tests. Licensee reserves the right to obtain probes from another supplier; however, University shall be Licensee's exclusive source of sorted chromosomes unless it is unable to supply the chromosomes [ * ] of when Licensee places the order for such chromosomes. In the event University is unable to supply the chromosomes [ * ], Licensee reserves the right to obtain the chromosomes from another supplier. The price for the sorted chromosomes shall be negotiated in good faith between the parties, but it is the intent of the parties that such price be a commercially-competitive price.



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     9.7   University shall make best efforts to ensure that the Tangible
Materials are produced in circumstances where that degree of skill, diligence, prudence, documentation, and foresight, which would be reasonably expected from a skilled or experienced person engaged in the same type of undertaking under the same or similar circumstances, are exercised. After providing reasonable notice, Licensee shall have the right, but not the obligation to, inspect University's quality control procedures and to coordinate with University in setting such procedures.

10.   PATENT INFRINGEMENT

     10.1 If any patent infringement action is brought by a third party against Licensee, its Affiliates, and/or its sublicensees because of actual or anticipated manufacture, use, offer to sell, or sale of the Licensed Subject Matter, Licensee shall promptly notify University and send University copies of all relevant court documents. Licensee, at its own expense, shall promptly defend against such infringement unless the third party infringement action is due to the actual or anticipated manufacture, use, import, or sale of Technology and/ or Tangible Technical Materials by the University; in which case, University, at its own expense, shall promptly defend against such infringement action, once notified by Licensee. Licensee shall cooperate with University in the litigation, at University's expense. University cannot settle the patent infringement action without the express written consent of Licensee, which consent shall not be unreasonably withheld. Any recovery shall be received by University, unless Licensee defends such infringement. In all other cases, Licensee shall have the right to settle and compromise the patent infringement action, including the right to cross-license, and Licensee shall receive all recoveries. However, Licensee cannot settle the patent infringement action without the express written consent of University, which consent shall not be unreasonably withheld.

     10.2 If University, when obligated to defend as stated above, fails to defend such infringement action after being notified by Licensee within ninety
(90) days, Licensee shall have the right, but not the obligation, to defend the infringement action in its name or in the name of
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                                                                   Page 13 of 22

University as it deems necessary or appropriate, at Licensee's expense. Alternatively, if University fails to institute such infringement action, Licensee may consider this failure a breach of a material obligation of this Agreement and may terminate. If Licensee does undertake such a defense, University shall cooperate with Licensee in the litigation, at Licensee's expense. Any reasonable costs and expenses incurred by Licensee, including settlement costs, damages assessed against Licensee and reasonable outside attorney fees, shall be offset against royalty payments to University. Licensee shall have the right to settle the infringement action, including the right to enter into a cross license with the third party. Licensee shall notify University of its intent to settle in advance and Licensee shall consider all reasonable requests of the University related to the settlement. Licensee also shall receive all recoveries. Licensee shall also have the right to suspend royalty payments to University only in the country in which the litigation occurs during the pendency of the infringement suit. In the event judgment is rendered in favor of Licensee as to the non-infringement and/or invalidity of the third party patent, Licensee shall pay royalties for the suspended period within ninety (90) days of the judgment.

     10.3 If Licensee is required in a country by final court order from which no appeal can be taken, to make changes in the Licensed Subject Matter or to obtain and pay a royalty under a license to a third party under any patent in order to make, have made, use or sell the Licensed Subject Matter in that country, Licensee's obligations in the country to pay royalties to University shall be reduced by the amount of the cost to Licensee for the changes and/or additional royalties payable to the third party. However, in no event will the royalty due to University be reduced below [ * ].

     10.4 If, during the Term of this Agreement, either party becomes aware of any third party infringement or threatened infringement of any Patent Rights, the party having such knowledge shall promptly notify the other party. Licensee shall the obligation to bring suit in its name, or in the name of University, if necessary, at Licensee's own expense, to restrain such infringement and to recover profits and damages. University agrees to being joined as a party plaintiff and to cooperation in the litigation as is reasonably necessary, at Licensee's expense.



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Licensee shall have the right to settle such action with University's prior written consent, which shall not be unreasonably withheld. Licensee shall receive all recoveries, unless University institutes the action as provided below. However, Licensee shall have the right to suspend royalty payments to University only in the country in which the litigation occurs during the pendency of the infringement suit. In the event judgment is rendered in favor of University and Licensee as to infringement and/or validity of Patent Rights, Licensee shall pay royalties for the suspended period within ninety (90) days of the judgment.

     10.5 If Licensee fails to institute such infringement action within ninety (90) days of notification, University shall have the right, but not the obligation, to take action in its own name or in the name of Licensee as it deems necessary or appropriate, at University's expense. Licensee shall cooperate with University as is reasonably necessary in any such action brought by University. If University brings legal action, University shall have the right to settle such action with Licensee's prior written consent, which shall not be unreasonably withheld, and University shall receive all recoveries. In the event a court of competent jurisdiction determines that one or more claims of Patent Rights are invalid or unenforceable, no further royalty payments shall be due University by Licensee for the affected Licensed Patent Products, unless the affected Licensed Patent Products are still encompassed by a valid claim or claims of Patent Rights.


11.   WARRANTIES

     11.1 University represents and warrants, subject to the statement below, that it is the owner of the entire right, title and interest in and to Licensed Subject Matter, all of which is and shall be unencumbered by any liens, security interests, or other rights or claims of any third party, and no other person or entity has or shall have any claim of ownership. However, Licensee acknowledges that the University has received a written assignment from the inventors of the Patent Rights in which the inventors assigned their rights to the best of their knowledge and Licensee acknowledges that the University has title through this assignment. In the event the inventors have breached their assignment obligation, University shall not be held in breach of this Section 11.1.

     11.2 University also represents and warrants that it has sole responsibility to render appropriate payments to the inventors of the Patent Rights and the inventors' sources of funding , and to resolve disputes between it, the inventors of the Patent Rights and/or the inventors' sources of funding, concerning the allocation of the payments made by Licensee to University under this Agreement.

     11.3 University represents and warrants that has the right to grant licenses under such Licensed Subject Matter, and that it has not granted licenses thereunder to any other person or entity.

     11.4 University represents and warrants that to the best of its knowledge making, having made, using, selling, offering for sale, or importing the Licensed Subject Matter do not infringe any patent, trademark, or any other rights of any third party.

     11.5 University represents and warrants that this Agreement has been duly executed and delivered, and is a legal, valid, and binding obligation enforceable against University in accordance with its terms.

     11.6 University represents and warrants that it knows of no fact which does or could materially adversely affect the rights granted to Licensee under this Agreement.

     11.7 University represents and warrants that the execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which University is a party, or University's charter or bylaws.
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     11.8   Except as expressly set forth in this Agreement, UNIVERSITY MAKES NO
REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.
THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTIBILITY, QUALITY, OR FITNESS FOR A PARTICULAR PURPOSE.

     11.9 Licensee represents and warrants that it is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware, United States of America, with full right, power, and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities granted herein.

     11.10 Licensee represents and warrants that this Agreement has been duly executed and delivered, and is a legal, valid, and binding obligation enforceable against Licensee in accordance with its terms.

     11.11 Licensee represents and warrants that the execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which Licensee is a party, or Licensee's articles of incorporation or bylaws.


12.  INDEMNIFICATION

     12.1 University shall be responsible for, and shall defend, indemnify and hold Licensee, its managers, directors, officers, employees, and agents
(Licensee Indemnified Parties) harmless against any and all liability, loss, damage, claim or expense, including attorney's fees (Licensee Indemnified
Losses) arising out of or in connection with this Agreement, including Licensee Indemnified Losses related to any third party infringement action due to the actual or anticipated manufacture, use, import, or sale of Technology or
Tangible Technical Materials; including Licensee Indemnified Losses related to the negligence or willful misconduct of University; or including Licensee Indemnified Losses relating to any breach or default of an obligation,
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                                                                   Page 17 of 22

representation, or warranty provided in this Agreement; provided, that Licensee shall give University prompt notice of any such claim or lawsuit. The indemnification rights of Licensee contained herein are in addition to all other rights Licensee may have at law, in equity, or otherwise. Any claims brought against University under this Section 12.1 shall be brought in an English court.

     12.2 Licensee shall be responsible for, and shall defend, indemnify and hold University, its managers, directors, officers, employees, and agents (University Indemnified Parties) harmless against any and all liability, loss, damage, claim or expense, including attorney's fees (University Indemnified Losses) arising out of or in connection with this Agreement, including University Indemnified Losses related to the negligence or willful misconduct of Licensee; or including University Indemnified Losses relating to a breach or default by Licensee or sublicensee of an obligation, representation, or warranty provided in this Agreement; provided, however, that University shall give Licensee prompt notice of any such claim or lawsuit. The indemnification rights of University contained herein are in addition to all other rights which University may have at law, in equity, or otherwise.

     12.3 The indemnification rights of Licensee and University shall survive termination or expiration of this Agreement.


13.  TERM AND TERMINATION

     13.1 This Agreement shall be effective as of the date of execution and its Term shall continue in full force and effect until the expiration of the last to expire Patent Rights, or ten (10) years, whichever is later. The provisions of Sections 5, 10, 11, 12, and 13 hereof shall survive the expiration or termination of this Agreement, except as otherwise provided herein.

     13.2   If either party breaches or defaults in the performance or observance of any of the
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                                                                   Page 18 of 22

material provisions of this Agreement, and such breach or default is not cured within ninety (90) days after the giving of notice by the other party specifying the breach or default, the non-defaulting party shall have the right to terminate this Agreement, effective upon the expiration of the ninety (90)-days, without further notice to the breaching or defaulting party. If termination is by Licensee because of University's breach or default, the rights and licenses granted by University to Licensee shall be deemed to be fully paid-up, exclusive, worldwide, and irrevocable.

     13.3 Licensee may terminate this Agreement, in its entirety, at any time upon ninety (90)-days' written notice to University. Licensee may terminate this Agreement, in part, as to any specific Licensed Patent Product or any specific Patent Right, with immediate effect, upon written notice to University.

     13.4 Except as otherwise provided in this Agreement, upon termination of this Agreement, all rights and licenses shall terminate and revert to University and Licensee shall not thereafter make, use, or sell any Licensed Subject Matter.

     13.5 Termination of this Agreement in whole or in part for any reason shall not relieve University or Licensee of their respective continuing obligations under this Agreement. Termination of this Agreement for any reason shall be without prejudice to and shall not affect the right of either party to recover any and all damages to which it may be entitled, or exercise any other remedies which it may otherwise have.

     13.6 Licensee may, after the effective date of any termination, sell all Licensed Patent Products in its inventory at the date of termination, provided that Licensee pays earned royalties thereon.


14.  MISCELLANEOUS

     14.1 This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral, between the parties with respect to the subject matter herein. None of the terms of this Agreement shall be amended or modified except in writing.

     14.2 Neither party shall assign any right or obligation hereunder without the written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business to which this Agreement relates, or the assigning party is being acquired or merged with a third party. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors and assigns.

     14.3 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or any individual state or country, a petition in bankruptcy, insolvency, or for reorganization or for any agreement among creditors or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party is served with an involuntary petition against it filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation or if the other party makes an assignment for the benefit of creditors.

     14.4 In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or any of the parties hereto, to be invalid, illegal, or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the parties as possible and if unreformable, the provision or provisions will be excised from this Agreement. The other provisions of this Agreement shall remain in full force and effect.

     14.5 Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

     14.6 A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any similar future instance or of any subsequent breach.

     14.7 Each party shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees, and regulations of any pertinent national, state, or other governmental authority.

     14.8 No party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters, strikes, riots, incendiaries, war, interference by civil or military authorities, compliance with governmental laws, rules, regulations, or uncontrollable delays in transit or delivery. Any party desiring to invoke the protection of this paragraph shall promptly notify the other party.

     14.9 This Agreement shall be governed by, and interpreted in accordance with, English Law and the Parties submit to the non-exclusive jurisdiction of the English Courts.

     14.10 In the event that the Parties cannot amicably resolve any dispute that arises under this Agreement, the matter shall be referred to a single arbitrator, to be agreed to by the parties, but in the default of such agreement, nominated by the then President of the Law Society of England. The arbitrator's decisions shall be final and binding upon the Parties.

     14.11 Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by overnight courier or by facsimile (confirmed by mail) and addressed as follows:

     University:

     Cambridge University Technical Services Ltd.
     20 Trumpington Street, Cambridge, Great Britain CB2 1QA
     Attention: Director

     Licensee:
     2380 Walsh Avenue, Building B
     Santa Clara, California 95051, United States of America
     Attention: Chief Executive Officer


All notices shall be deemed to be effective on the date of deposit with the courier service or on the date of the facsimile. If a party changes its address, prompt written notice of such change shall be given to the other party.

     14.12 The relationship hereby established between University and Licensee is solely that of independent contractors. This Agreement shall not create any agency, partnership, joint venture, or employer/employee relationship, and nothing herein shall be construed to authorize either party to act for, represent, or bind the other party, except as expressed provided.

     14.13 Nothing contained within this Agreement shall be construed to allow either party to utilize the name of the other, except with the prior written consent of the pertinent party, which consent shall not be unreasonably withheld. Licensee shall have the right, however, to use the name of University in materials associated with investors or potential investors, or associated with stock offerings and stock sales, and the like, without the written consent of University.

     14.14 The captions or headings of this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

In witness thereof, the parties have caused this Agreement to be executed by their duly authorized representatives.


FOR UNIVERSITY:

Signature:     /s/ R. C. Jennings
               _________________________________________

Typed Name:    Dr. R. C. Jennings
               _________________________________________

Title:         Director
               _________________________________________

Date:          14.10.97
               _________________________________________

FOR LICENSEE:

Signature:     /s/ L.G. Grant
               _________________________________________

Typed Name:    Dr. L.G. Grant
               _________________________________________

Title:         President, Cytogenetics
               _________________________________________

Date:          24th Oct. 97.
               _________________________________________



ATTACHMENT A: CURRENT PATENT RIGHTS

UK Patent Application Number 9704054.7 entitled "Chromosome-specific Paint Probes" (Priority Date: 27 February 1997).